Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2014 FINANCIAL RESULTS AND UPDATES OPERATIONS;
RECORD FOURTH QUARTER REVENUES RISE 33% ON 133% HIGHER PRODUCTION COMPARED TO  FOURTH QUARTER 2013

Houston, Texas (March 2, 2015 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN) (the “Company,” “Sanchez Energy,” “we,” “our” or similar terms), today announced the Company’s operating and financial results for the fourth quarter and full-year 2014, which included the following highlights:

HIGHLIGHTS FOR FOURTH QUARTER 2014

•            Record revenues of $172.5 million, an increase of 33% over the prior year

•            Record production of 4,039 MBOE; an average of 43,897 BOE/D

•            Adjusted EBITDA, a non-GAAP financial measure defined below, of $133.7 million, an increase of 36% over the prior year

•            Current production of approximately 44,000 BOE/D

•            Estimated proved reserves of approximately 135 MMBOE at December 31, 2014, up more than 7 MMBOE, or 6%, from approximately 127 MMBOE at September 30, 2014, and up over 76 MMBOE, or 129%, from approximately 59 MMBOE at December 31, 2013

•            First quarter and full year 2015 production guidance range re-affirmed at 40,000 to 44,000 BOE/D

•            Capital plan for 2015 re-affirmed at $600 - $650 million

•            Net loss attributable to common stockholders of $66.1 million, which includes a non-cash after tax impairment charge of $139.0 million due to the decline in commodity prices

•            Liquidity of $774 million as of December 31, 2014 consisting of $474 million in cash and cash equivalents and a $650 million unused available borrowing base with a $300 million elected commitment amount under our revolving credit facility

HIGHLIGHTS FOR FULL-YEAR 2014

•            Record revenues of $666.1 million, an increase of 112% over the prior year

•            Record production of 11,141 MBOE; an average of 30,523 BOE/D

•            Adjusted net income attributable to common stockholders, a non-GAAP financial measure defined below, of $23.8 million

•            Adjusted EBITDA of $490.6 million, an increase of 116% over the prior year

•            Net loss attributable to common stockholders of $55.4 million, resulting in basic and diluted losses per share of $1.06, which includes a non-cash after tax impairment charge of $139.0 million due to declining commodity prices

•            Net mark-to-market gains on commodity derivative contracts of $137.2 million, and a net fair value of derivative instruments of $123.3 million

•            2014 year-end proved reserves increased 129% over previous year-end to approximately 135 MMBOE, with a PV-10, a non-GAAP measure defined below, of $1.9 billion as compared to $1.5 billion at year-end 2013

MANAGEMENT COMMENTS

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented: “Throughout the past year, we achieved significant production and reserves growth through both the transformative acquisition of the Catarina asset as well as the ongoing development of our legacy Eagle Ford assets. Revenues, production, and proved reserves all more than doubled in 2014. Our success at Catarina was driven by our ability to seamlessly assume drilling, completion, and production operations, combined with our innovative supply chain initiatives and the continuation of our manufacturing-based efficiencies. Sustaining a focus on cost and operating efficiency has increased our inventory of high quality drilling locations in spite of the decline in commodity prices, thus setting us up to achieve continued production and reserves growth in 2015.

At Catarina, well costs are approaching $4.5 million, a significant reduction from $8 million, which was the cost of drilling and completing wells when we assumed operations in July 2014. Regarding well performance, early indications suggest that our Lower Eagle Ford Catarina wells are meeting or exceeding the original Lower Eagle Ford type curve of 600 to 700 MBOE. Additionally, Upper Eagle Ford Catarina wells completed by Sanchez Energy are outperforming the previous operator’s average of 430 MBOE per well by over 50%, indicating that these Upper Eagle Ford wells are performing more in line with our initial expectations for the Lower Eagle Ford. Our dramatically lower cost structure, combined with better performing wells, is delivering enhanced rates of return even at today’s lower commodity prices. We expect to meet our 50 well drilling commitment in Catarina early in the second quarter 2015 and to start banking wells for next year, giving us the option to manage activity levels, if desired, until commodity prices recover. This operational flexibility enables us to thrive in this uncertain environment while also positioning us to be opportunistic as we position the Company for continued growth in the years to come.

Our capital plan for 2015, recently revised to $600 to $650 million, is expected to be fully funded through operating cash flow and cash on hand, without utilizing any of our undrawn bank credit facility. The strength of our balance sheet, combined with our industry leading low cost structure and large amount of low-risk drilling locations, will enable us to maintain current production levels and leave us well positioned during the low commodity price environment.”

OPERATIONS UPDATE

Sanchez Energy currently has 513 gross producing wells with 37 gross wells in various stages of completion. The Company continues to focus the majority of its resources on Catarina and plans to average 4 gross (3.5 net) rigs over the course of 2015. Front-loading much of the drilling activity in the first half of the year allows us to capitalize on the substantial cost reductions resulting from lower commodity prices and provides us with significant operational flexibility with regards to drilling commitments to preserve liquidity and sustain high rates of return on capital invested in the current environment.

Continued efficiencies with respect to both drilling and completion operations have sustained, and further increased, cost reductions across the Company’s asset base. In Catarina, total well costs are now approaching $4.5 million, a 35% to 40% decrease from costs realized upon acquisition. With respect to formation stimulation, the Company has been able to realize an approximate 30% to 40% reduction in per stage cost while maintaining its current completion design.

Well results are tracking above the anticipated 600 to 700 MBOE Lower Eagle Ford type curve. This represents a substantial increase above the previous operator’s results in the Upper Eagle Ford. The Company has brought 29 wells online to date in Catarina and intends to bring online an additional 10 to 15 Catarina wells in the first quarter 2015.

Regarding Sanchez Energy’s other operated Eagle Ford assets, the Company expects to bring online 3 additional wells in Marquis and 7 additional wells in Wycross between now and the end of the second quarter 2015. The Company is currently in the process of drilling the last planned well in Wycross and intends to spud the first of 3 gross wells in the Tuscaloosa Marine Shale in early March.

		Gross
	Gross	Wells Waiting /
Project	Producing	Undergoing
Area	Wells	Completion
Catarina	205	21
Marquis	95	9
Cotulla	133	6
Palmetto	70	—
TMS / Other	10	1
Total	513	37

PRODUCTION VOLUMES, AVERAGE SALES PRICES, OPERATING COSTS PER BOE, AND CAPITAL EXPENDITURES

Sanchez Energy’s mix of hydrocarbon production during the fourth quarter 2014 consisted of approximately 45% crude oil, 28% natural gas liquids (total liquids constituted 73%) and 27% natural gas. By area, Catarina, Marquis, Cotulla (excluding Wycross), Palmetto, and Wycross comprised approximately 56%, 16%, 12%, 10%, and 6%, respectively, of the Company’s total fourth quarter 2014 production volumes.

Revenue for the three months ended December 31, 2014 totaled $172.5 million, an increase of 33% over the same period a year ago, due to the addition of 297 gross new wells since the fourth quarter 2013, including 121 gross wells from existing operations and 176 gross wells from the acquisition of new properties.

Production, average sales prices, and operating costs and expenses per BOE for the fourth quarter 2014 and year to date 2014 are summarized below:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Production volumes -
Oil (MBo)	1,823	1,265	6,080	2,909
NGLs (MBbls)	1,113	224	2,590	455
Natural gas (MMcf)	6,621	1,454	14,827	3,048
Total oil equivalent (MBOE)	4,039	1,731	11,141	3,872
BOE/Day	43,897	18,810	30,523	10,607

Average sales price, excluding the realized impact of derivative instruments -
Oil ($ per Bo)	$68.27	$93.85	$88.64	$99.82
NGLs ($ per Bbl)	$20.74	$30.62	$25.86	$28.60
Natural gas ($ per Mcf)	$3.78	$3.14	$4.06	$3.64
Oil equivalent ($ per BOE)	$42.72	$75.18	$59.79	$81.21

Average sales price, including the realized impact of derivative instruments -
Oil ($ per Bo)	$75.70	$92.58	$89.26	$96.86
NGLs ($ per Bbl)	$20.74	$30.62	$25.86	$28.60
Natural gas ($ per Mcf)	$3.98	$3.12	$4.13	$3.63
Oil equivalent ($ per BOE)	$46.40	$74.23	$60.22	$78.98

Operating costs and expenses ($/BOE):
Oil and natural gas production expenses	$7.28	$8.42	$8.40	$9.21
Production and ad valorem taxes	$2.14	$3.69	$3.39	$4.47
General and administrative, excluding stock based compensation and acquisition costs included in G&A (1)	$3.90	$5.12	$4.40	$6.73

(1) Excludes stock-based compensation of $3.23 and $1.95 per BOE for the three months ended December 31, 2014 and 2013, respectively, and $1.15 and $4.58 per BOE for the year ended December 31, 2014 and 2013, respectively. Also excludes acquisition costs included in G&A of $0 and $0.08 per BOE for the three months ended December 31, 2014 and 2013, respectively, and $0.16 and $1.07 per BOE for the year ended December 31, 2014 and 2013, respectively.

Sanchez Energy announced that estimated proved reserves increased to approximately 135 MMBOE at December 31, 2014, up more than 7 MMBOE, or 6%, from approximately 127 MMBOE at September 30, 2014, and up over 76 MMBOE, or 129%, from approximately 59 MMBOE at December 31, 2013. Crude oil constituted 48% (total liquids constituted 74%) of Sanchez Energy’s estimated proved reserves, and 52% of the Company’s proved reserves were classified as proved undeveloped compared to 54% at September 30, 2014.

Guidance for the first quarter and full year 2015 is summarized below:

	Guidance
	1Q15			2015

Production (BOE/D)	40,000	-	44,000	40,000	-	44,000

Operating costs and expenses:
Oil and natural gas production expenses ($/BOE)	$9.00	-	$10.00	$9.00	-	$10.00
Production and ad valorem taxes ($/BOE)	$2.00	-	$3.00	$2.00	-	$3.00
G&A, excluding stock based compensation and acquisition costs included in G&A ($/BOE)	$3.00	-	$3.50	$3.00	-	$3.50
Preferred stock dividends and interest expense ($/BOE) (annualized preferred stock dividends and interest expense total $16.0 million and $116.9 million, respectively)	$8.40	-	$9.25	$8.30	-	$9.10

CAPITAL EXPENDITURES

Capital expenditures, before estimated accruals, for the fourth quarter 2014 were approximately $259 million, and capital expenditures incurred during the fourth quarter 2014, including accruals, were approximately $289 million.

HEDGING UPDATE

During the fourth quarter 2014 and subsequent to year end, Sanchez Energy entered into additional derivative contracts covering anticipated future production in 2015 through 2019. As of March 2, 2015, Sanchez Energy has approximately 5.1 million barrels of anticipated crude production and 24.4 Bcf of gas production for 2015 hedged, or approximately 9.2 MBOE (25,144 BOE/D), which represents approximately 60% of its anticipated total 2015 production at the mid-point of its guidance range. Further detail regarding current hedges for anticipated future production is included herein.

SHARE COUNT

As of December 31, 2014, the Company had 58.6 million total common shares outstanding with a quarterly weighted average outstanding share count of 55.9 million. If all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were assumed to be converted, total outstanding shares as of December 31, 2014 would have been 71.1 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on March 3, 2015 at 2:00 p.m. ET (1:00 p.m. CT, 12:00 p.m. MT and 11:00 a.m. PT, respectively). Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com and clicking on the Fourth Quarter 2014 Conference Call button. Webcast, both live and rebroadcast, will be available over the internet at: http://edge.media-server.com/m/p/5igtbbpg/lan/en

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 226,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, estimates of our future hydrocarbon mix, the anticipated benefits of our acquisitions, any planned takeover of operations, and the rate of development of new plays that we enter into. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure to successfully integrate acquired assets, failure to continue  to produce  oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, our expectations regarding the timing and ability to meet our drilling commitments with respect to our Catarina assets, and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (the “SEC”). Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

CAUTIONARY NOTE TO U.S. INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves.  We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov.  You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

Company contact:

Michael G. Long
Executive Vice President and Chief Financial Officer
Sanchez Energy Corp.
713-783-8000

Gleeson Van Riet
Senior Vice President, Capital Markets and Investor Relations
Sanchez Energy Corp.
713-783-8000

(Financial Highlights to follow)

SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$124,403	$118,687	$538,887	$290,322
Natural gas liquids sales	23,071	6,847	66,989	13,013
Natural gas sales	25,017	4,565	60,188	11,085
Total revenues	172,491	130,099	666,064	314,420

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	29,378	14,571	93,581	35,669
Production and ad valorem taxes	8,626	6,392	37,787	17,334
Depreciation, depletion, amortization and accretion	112,800	58,478	338,097	134,845
Impairment of oil and natural gas properties	213,821	—	213,821	—
General and administrative (inclusive of stock-based compensation expense of ($13,045) and $3,382, respectively, for the three months ended December 31, 2014 and 2013, and $12,843 and $17,751, respectively, for the year ended December 31, 2014 and 2013)	2,693	12,387	63,692	47,951
Total operating costs and expenses	367,318	91,828	746,978	235,799

Operating income (loss)	(194,827)	38,271	(80,914)	78,621

Other income (expense):
Interest and other income	192	31	289	135
Interest expense	(31,655)	(13,321)	(89,800)	(30,934)
Net gains (losses) on commodity derivatives	130,806	(3,125)	137,205	(16,938)
Total other income (expense), net	99,343	(16,415)	47,694	(47,737)

Income (loss) before income taxes	(95,484)	21,856	(33,220)	30,884

Income tax expense (benefit)	(33,375)	7,654	(11,429)	3,986

Net income (loss)	(62,109)	14,202	(21,791)	26,898

Less:
Preferred stock dividends	(3,991)	(5,484)	(33,590)	(18,525)
Net income allocable to participating securities (1)(3)	—	(338)	—	(364)

Net income (loss) attributable to common stockholders	$(66,100)	$8,380	$(55,381)	$8,009
Net income (loss) per common share - basic and diluted (4)(5)	$(1.18)	$0.19	$(1.06)	$0.22

Weighted average number of unrestricted common shares used to calculate net income (loss) per common share - basic and diluted (4)(5)	55,855	44,560	52,338	36,379

Adjusted EBITDA, as defined (2)	$133,716	$98,641	$490,633	$226,666
Adjusted net income (loss) attributable to common stockholders, as defined (2)	$(10,337)	$11,510	$23,827	$33,155
Adjusted net income (loss) per common share - basic and diluted (6)(7)	$(0.19)	$0.26	$0.46	$0.91

Weighted average number of unrestricted common shares used to calculate adjusted net income (loss) per common share - basic and diluted (6)(7)	55,855	44,560	52,338	36,379

(1)         The Company’s restricted shares of common stock are participating securities.

(2)         Adjusted EBITDA, Adjusted Net Income attributable to common stockholders and Adjusted Net Income per common share are defined below.

(3)         For the three months and year ended December 31, 2014, no losses were allocated to participating restricted stock because such securities do not have a contractual obligation to share in the Company’s losses.

(4)         The three months and year ended December 31, 2014 excludes 622,301 and 1,732,888 shares of weighted average restricted stock and 12,530,695 and 13,527,738 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

(5)         The three months and year ended December 31, 2013 excludes 517,308 and 757,963 shares of weighted average restricted stock and 17,491,500 and 14,979,225 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

(6)         The three months and year ended December 31, 2014 excludes 622,301 and 1,732,888 shares of weighted average restricted stock and 12,530,695 and 13,527,738 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

(7)         The three months and year ended December 31, 2013 excludes 517,308 and 757,963 shares of weighted average restricted stock and 17,491,500 and 14,979,225 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

SANCHEZ ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of December 31,
	2014	2013
	(In thousands)
ASSETS:
Cash and cash equivalents	$473,714	$153,531
Oil and natural gas receivables	69,795	51,960
Joint interest billing receivables	14,676	5,803
Accounts receivable - related entities	386	—
Fair value of derivative instruments, current	100,181	—
Deferred tax asset, current	—	6,882
Other current assets	23,002	1,386
Oil and natural gas properties, net	2,261,678	1,385,488
Fair value of derivative instruments, noncurrent	24,024	1,304
Debt issuance costs, net	48,168	19,806
Deferred tax asset, noncurrent	40,685	—
Other assets	19,101	2,993

TOTAL ASSETS	$3,075,410	$1,629,153

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$29,487	$46,900
Accounts payable - related entities	—	961
Other payables	4,415	2,963
Accrued liabilities	229,888	102,455
Deferred premium liability, current	—	717
Fair value of derivative instruments, current	—	4,623
Deferred tax liability	33,242	—
Other current liabilities	5,166	—
Long term debt, net of premium (discount)	1,746,263	593,258
Asset retirement obligations	25,694	4,130
Deferred tax liability, noncurrent	—	10,868
Deferred premium liability, noncurrent	—	4,891
Fair value of derivative instruments, noncurrent	889	78
Other liabilities	779	—
Stockholders’ equity	999,587	857,309

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,075,410	$1,629,153

SANCHEZ ENERGY CORPORATION

HEDGING ACTIVITY SUMMARY

As of December 31, 2014, the Company had the following NYMEX WTI crude oil hedging transactions covering anticipated future production:

Calendar Year	Swap Volumes (Bbls)	Average Price per Bbl	Price Range per Bbl
2015	547,500	$87.40	$85.50 - $88.35
2016	1,830,000	$72.86	$62.00 - $80.15

Calendar Year	Enhanced Swap Volumes (Bbls)	Average Swap Price per Bbl	Average Put Price per Bbl
2015 (1)	2,737,500	$91.99	$74.00

Calendar Year	Collar Volumes (Bbls)	Average Short Put Price per Bbl	Average Long Put Price per Bbl	Average Short Call Price per Bbl
2015 (1)	1,825,000	$72.00	$87.00	$95.80

(1)         In February 2015, the Company modified certain of its crude oil enhanced swap and three-way collar transactions to create crude oil swaps on a costless transactional basis.  The modification to a fixed price eliminates downside risk, preserves value and provides the Company with greater certainty in crude oil pricing for the remainder of 2015.

As of December 31, 2014, the Company had the following NYMEX Henry Hub natural gas hedging transactions covering anticipated future production:

Calendar Year	Swap Volumes (Mmbtu)	Average Price per Mmbtu	Price Range per Mmbtu
2015	9,440,000	$3.86	$3.54 - $4.01
2016	14,640,000	$3.87	$3.80 - $3.92

Calendar Year	Enhanced Swap Volumes (Mmbtu)	Average Swap Price per Mmbtu	Average Put Price per Mmbtu
2015	11,315,000	$4.31	$3.75

Calendar Year	Collar Volumes (Mmbtu)	Average Short Put Price per Mmbtu	Average Long Put Price per Mmbtu	Average Short Call Price per Mmbtu
2015	3,650,000	$3.50	$4.00	$4.90

Subsequent to December 31, 2014, the Company entered into NYMEX WTI crude oil swaps and NYMEX Henry Hub natural gas swaps covering anticipated future production as indicated below:

Calendar Year	Volumes (Bbls)	Average Price per Bbl	Price Range per Bbl
2015	190,040	$56.85	$56.85
2016	958,269	$63.10	$62.60 - $63.25
2017	213,003	$64.80	$64.80
2018	212,555	$65.40	$65.40
2019	199,768	$65.65	$65.65

Calendar Year	Volumes (Mmbtu)	Average Price per Mmbtu	Price Range per Mmbtu
2015	261,100	$2.81	$2.81
2016	313,524	$3.21	$3.21
2017	3,946,048	$3.64	$3.52 - $3.65
2018	295,683	$3.58	$3.58
2019	277,888	$3.62	$3.62

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                PV-10 is derived from the Standardized Measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure.  PV-10 is a computation of the Standardized Measure on a pre-tax basis.  PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%.  We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties.  Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies.  We use this measure when assessing the potential return on investment related to our oil and natural gas properties.  PV-10, however, is not a substitute for the Standardized Measure.  Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of our proved properties to the Standardized Measure (in thousands):

	Year Ended
	December 31,
	2014	2013
Estimated future net revenues	$3,560,539	$2,679,335
10% annual discount for estimated timing of future cash flows	(1,637,201)	(1,214,011)
Estimated future net revenues discounted at 10% (PV-10)	1,923,338	1,465,324
Estimated future income tax expenses discounted at 10%	(142,761)	(255,769)
Standardized Measure	$1,780,577	$1,209,555

II.           Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest expense, including net losses (gains) on interest rate derivative contracts;

•                  Net losses (gains) on commodity derivative contracts;

•                  Net settlements received (paid) on commodity derivative contracts;

•                  Depreciation, depletion, amortization and accretion;

•                  Stock-based compensation expense;

•                  Acquisition costs included in general and administrative;

•                  Income tax expense (benefit);

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Impairment of oil and natural gas properties; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Premiums on commodity derivative contracts;

•                  Interest income; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income to Adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$(62,109)	$14,202	$(21,791)	$26,898
Plus:
Interest expense	31,655	13,321	89,800	30,934
Net losses (gains) on commodity derivative contracts	(130,806)	3,126	(137,205)	16,938
Net settlements received (paid) on commodity derivative contracts	15,252	(666)	5,600	(5,787)
Depreciation, depletion, amortization and accretion	112,800	58,477	338,097	134,845
Impairment of oil and natural gas properties	213,821	—	213,821	—
Stock-based compensation expense	(13,045)	3,382	12,843	17,751
Acquisition costs included in general & administrative	2	139	1,808	4,129
Income tax expense (benefit)	(33,375)	7,654	(11,429)	3,986
Less:
Premiums on commodity derivative contracts (1)	(359)	(967)	(718)	(2,838)
Interest income	(120)	(27)	(193)	(190)

Adjusted EBITDA	$133,716	$98,641	$490,633	$226,666

(1) This amount includes premiums accrued but not paid as of the end of the period.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

We present Adjusted Net Income (Loss) attributable to common stockholders (“Adjusted Net Income (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Net Income (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income (Loss) as net income (loss):

Plus:

•                  Non-cash preferred stock dividends associated with conversion;

•                  Net losses (gains) on commodity derivative contracts;

•                  Net settlements received (paid) on commodity derivative contracts;

•                  Stock-based compensation expense;

•                  Acquisition costs included in general and administrative;

•                  Impairment of oil and natural gas properties;

•                  Other non-recurring items that we deem appropriate; and

•                  Tax impact of adjustments to net income (loss).

Less:

•                  Premiums on commodity derivative contracts;

•                  Preferred stock dividends; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted Net Income (Loss) (in thousands, except per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$(62,109)	$14,202	$(21,791)	$26,898
Less: Preferred stock dividends	(3,991)	(5,484)	(33,590)	(18,525)
Net income (loss) attributable to common shares and participating securities	(66,100)	8,718	(55,381)	8,373
Plus:
Non-cash preferred stock dividends associated with conversion	—	—	17,297	—
Net losses (gains) on commodity derivative contracts	(130,806)	3,126	(137,205)	16,938
Net settlements received (paid) on commodity derivative contracts	15,252	(666)	5,600	(5,787)
Premiums on commodity derivative contracts (1)	(359)	(967)	(718)	(2,838)
Impairment of oil and natural gas properties	213,821	—	213,821	—
Stock-based compensation expense	(13,045)	3,382	12,843	17,751
Acquisition costs included in general and administrative	2	139	1,808	4,129
Tax impact of adjustments to net income (2)	(29,102)	(1,756)	(33,081)	(3,898)
Adjusted net income (loss)	(10,337)	11,976	24,984	34,668
Adjusted net income allocable to participating securities (3)	—	(466)	(1,157)	(1,513)
Adjusted net income (loss) attributable to common stockholders	$(10,337)	$11,510	$23,827	$33,155

Adjusted net income (loss) per common share - basic and diluted (4)(5)	$(0.19)	$0.26	$0.46	$0.91

Weighted average number of unrestricted outstanding common shares used to calculate Adjusted net income (loss) per common share- basic and diluted (4)(5)	55,855	44,560	52,338	36,379

1.              This amount includes premiums accrued but not paid as of the end of the period.

2.              The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income to Adjusted Net Income.

3.              The Company’s restricted shares of common stock are participating securities.

4.              The three months and year ended December 31, 2014 excludes 622,301 and 1,732,888 shares of weighted average restricted stock and 12,530,695 and 13,527,738 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

5.              The three months and year ended December 31, 2013 excludes 517,308 and 757,963 shares of weighted average restricted stock and 17,491,500 and 14,979,225 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

Adjusted Net Income (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.